Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

PLBY GROUP, Inc.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), PLBY Group, Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Company (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 5,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Company, and expressly authorizes the Board of Directors of the Company, subject to limitations prescribed by Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, qualifications, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, qualifications, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock to be known as the Series A Preferred Stock and does hereby in this certificate of designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, qualifications, restrictions and limitations of the shares of Series A Preferred Stock as follows:

Article I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

Section 1.01.             Definitions. Unless stated otherwise or otherwise defined herein, capitalized terms used but not otherwise defined in this Certificate of Designation, or defined by reference to the corresponding definition in the Senior Credit Agreement, shall have the meaning, mutatis mutandis, as set forth in the Senior Credit Agreement as in effect as of the Closing Date without effect to any subsequent amendment or modification. As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Average Price” means 95% of the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Redemption Notice Date or Dividend Notice Date, as the case may be. If the five Trading Day period to determine the Average Price ends on or after the relevant Redemption Date or Quarter End Date, as applicable (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), then the Redemption Date or Quarter End Date, as applicable, will be postponed until the Business Day after the final Trading Day of such five Trading Day period.

“Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.

“Bankruptcy Event” means:

(1) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries, or of all or substantially all of the property or assets of the Company or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for all or substantially all of the property or assets of the Company or any of its Subsidiaries, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries, and in the case of any proceeding described in this clause (1), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(2) the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (1) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Subsidiaries or for all or substantially all of the property or assets of the Company or any of its Subsidiaries, or (iv) make a general assignment for the benefit of creditors, or (v) commence any voluntary in-court or out of- court restructuring or recapitalization transactions, and in the case of any proceeding described in this clause (2), such proceeding or petition shall continue in effect and undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or in Los Angeles, California or is a day on which banking institutions located in such state or city are authorized or required by law or other governmental action to close.

“Capital Lease” means, with respect to any Person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP (as in effect on the date hereof).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iii) commercial paper maturing no more than 180 days from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within 180 days after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) any of the foregoing (or their reasonable equivalents) in each of the United Kingdom and Australia.

“Certificate of Designation” has the meaning set forth in the recitals.

“Certificate of Incorporation” has the meaning set forth in the recitals.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of Equity Interests of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, (ii) any sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries and (iii) any event pursuant to which Company ceases to own, directly or indirectly, or to have, directly or indirectly, the power to vote or direct the voting of, Voting Stock of Playboy Enterprises, Inc. representing a majority of the voting power of the total outstanding Voting Stock of Playboy Enterprises, Inc.

“Closing Date” means May 16, 2022.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Compounded Liquidation Preference” means, with respect to the shares of Series A Preferred Stock at any date, the sum of (i) the Stated Value thereof, plus (ii) all accumulated and unpaid Dividends (whether declared or undeclared) as of the most recent Quarter End Date prior to such date.

“Debt” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such Person; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding trade and other current accounts payable incurred in the ordinary course of business and not more than 120 days past due or are being contested in good faith (collectively, “Trade Payables”) and customer deposits in the ordinary course of business in respect of prepayments for purchases); (iv) any obligation owed for all or any part of the deferred purchase price of property or services that would appear as a liability on a balance sheet (excluding the footnotes thereto) of the Company or any of its Subsidiaries prepared in accordance with GAAP (including any Earn-Out Indebtedness but excluding any Trade Payables); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; and (vii) all Hedging Obligations, valued at the Hedging Termination Value of all Hedging Obligations; provided, that, the Aircraft Indebtedness shall not constitute Debt so long as the sole obligors with respect thereto are the Aircraft SPV and the Aircraft SPV Holdco (it being agreed and understood that no Subsidiary party to the Aircraft Lease shall be deemed to be an obligor with respect to the Aircraft Indebtedness solely as a result of being a party to the Aircraft Lease). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Debt expressly provide that such Person is not liable therefor and such terms are effective under applicable law.

“Default” means any event that, if it continues uncured or unwaived, will, with the lapse of any applicable grace period or the giving of notice or both, be a Trigger Event.

“Dividend” means the dividends to be made by the Company in respect of the shares of Series A Preferred Stock in accordance with Section 2.01(a).

“Dividend Rate” means, for the period (a) from the date of issuance of any share of Series A Preferred Stock to and including the fifth anniversary of such date of issuance, 8.0% per annum and (b) following such fifth anniversary of such date of issuance, on each subsequent Quarter End Date increasing by 1.0%.

“Dollars” or “$” means the lawful currency of the United States of America.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization (including the National Association of Insurance Commissioners), in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in insolvency proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“Holder” means a holder of shares of Series A Preferred Stock.

“Holder Majority” means the consent of Holders who among them hold not less than the majority of the aggregate Liquidation Preference of the Series A Preferred Stock then outstanding.

“Intended Preferred Stock Tax Treatment” has the meaning set forth in Section 6.01(b).

“IRR” means, as to any Holder of Series A Preferred Stock, a specified internal rate of return that, when used as a discount rate, causes the sum of the present value of all of the inflows (i.e. redemptions, cash distributions or shares of Common Stock or Fees (as defined in the Series A Purchase Agreement) received by such Holder) accruing from all of the cash outflows (i.e., the Stated Value of such Holder’s Series A Preferred Stock) to equal the sum of the present value of such cash outflows. The IRR calculations shall use the methodology of the XIRR function of the Microsoft Excel computer program (with daily cash inflows and daily cash outflows), or its functional equivalent. If shares of Series A Preferred Stock are transferred to a new holder, for purposes of calculating the IRR of the new holder, the new holder shall be treated as receiving the cash or shares of Common Stock inflows received, and making the cash outflows made, by the prior holders.

“Laws” means, with respect to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” means the financial institutions from time to time party to the Senior Credit Agreement, as lenders.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) Net Debt as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the Test Period ending on such date or most recently ending prior to such date, calculated in accordance with Section 1.4 of the Senior Credit Agreement, as applicable, as in effect on the Closing Date without giving effect to any subsequent modification.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidation Event” means an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking the liquidation, dissolution or winding up of the Company or any of its Subsidiaries, and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

“Liquidation Preference” means, at any date of determination and with respect to each outstanding share of Series A Preferred Stock, the sum of (i) the Stated Value thereof, plus (ii) all accumulated and unpaid Dividends (whether declared or undeclared, and including all such dividends that have compounded pursuant to Section 2.01(a)) thereon through, but not including, such date. For the avoidance of doubt, upon any Liquidation Event or Bankruptcy Event, the Liquidation Preference shall not be less than the Redemption Price, which shall be required to be paid to Holders to the extent not prohibited by the Senior Credit Agreement as in effect on the Closing Date.

“Liquidity Conditions” will be satisfied with respect to the payment of any shares of Common Stock pursuant to Section 3.05(b) if (a) either (x) each such share of Common Stock would be eligible to be offered, sold or otherwise transferred by the Holder of such Series A Preferred Stock pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (y) the offer and sale of such share of Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable, by such holder to sell such share of Common Stock, continuously during the period from, and including, the applicable Redemption Notice Date to, and including, the date that is six months after such Redemption Date; and (b) the offer, sale or other transfer of such share of Common Stock by such Holder would not be subject to any registration or notice requirement under any U.S. State securities or “blue sky” laws (other than those that have been fully satisfied or complied with).

“Market Disruption Event” means, with respect to any date, (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session on such date; or (b) the occurrence or existence, prior to 1:00 p.m., New York City time, on such date, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Minimum Redemption Premium” means, with respect to each share of Series A Preferred Stock to be redeemed, an amount equal to (a) the Stated Value of such share of Series A Preferred Stock, multiplied by (i) if any applicable Redemption Date occurs on or prior to the first anniversary of the Closing Date, 120%, (ii) if any applicable Redemption Date occurs after the first anniversary of the Closing Date, but prior to or on the second anniversary of the Closing Date, 125%, (iii) if any applicable Redemption Date occurs after the second anniversary of the Closing Date, but prior to or on the third anniversary of the Closing Date, 130%, (iv) if any applicable Redemption Date occurs after the third anniversary of the Closing Date, but prior to or on the fourth anniversary of the Closing Date, 145%, and (v) if any applicable Redemption Date occurs after the fourth anniversary of the Closing Date, 160%, minus (b) any amounts paid in cash or shares of Common Stock with respect to such share of Series A Preferred Stock.

“Net Debt” means, as of any date of determination, an amount equal to (x) Total Debt minus (y) the aggregate Unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, certificate of registration, constitution, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, or equivalent document, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Permitted Holders” means (i) RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund, and (ii) any funds, limited partnerships or investment vehicles managed or advised by any of the Persons identified in clause (i), any of their respective Affiliates or direct or indirect Subsidiaries (or jointly managed by any such Person or over which any such Person exercises governance rights).

“Permitted Transfer” has the meaning as set forth in the Series A Securities Purchase Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” as applied to the Stock of any Person, means Stock of any class or classes (however designated) which is preferred as to the payment of dividends, as to its redemption or repurchase or as to the distribution of assets upon any voluntary or involuntary liquidation, winding up or dissolution of such Person, over shares of Stock of any other class of such Person.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Debt (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (a) such Debt is incurred within one hundred twenty (120) days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any Person owning the applicable fixed or capital assets) by such Person and (b) the amount of such Debt does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Quarter End Date” means each of March 31, June 30, September 30 and December 31. If any Quarter End Date is not a Business Day, the Quarter End Date will be the Business Day immediately following such Quarter End Date.

“Redemption Date” means (a) in respect of any Voluntary Redemption, the date set by the Company as the date on which such redemption shall occur; and (b) in respect of any Mandatory Redemption, the date of redemption.

“Redemption Notice” has the meaning set forth in Section 3.03.

“Redemption Notice Date” has the meaning set forth in Section 3.03.

“Redemption Price” means the total price for each share of Series A Preferred Stock to be redeemed pursuant to this Certificate of Designation on any Redemption Date, which shall be an amount per share of Series A Preferred Stock equal to the greater of (1) the sum of (a) the Minimum Redemption Premium thereof on the date of such redemption plus (b) any Stock Price Premium, calculated on a pro rata basis per share of Series A Preferred Stock in proportion to all issued shares Series A Preferred Stock, whether or not previously redeemed and (2) the Liquidation Preference of such share as of such Redemption Date.

“Repurchased Shares” means the total number of shares of Common Stock repurchased by the Company or any of its Subsidiaries with the proceeds of the offer and sale of any shares of Series A Preferred Stock by the Company.

“Responsible Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person or, with respect to any Person that is not a corporation and that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person.

“Restricted Payment” means (a) any payment of any dividend or any payment or distribution on account of the Company’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation or (b) any purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Company, including in connection with any merger, amalgamation or consolidation.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded or admitted for trading. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Credit Agreement” means (i) the Credit and Guaranty Agreement, dated as of May 25, 2021, by and among Playboy Enterprises, Inc., the Company, the other guarantors from time to time party thereto, the Lenders from time to time party thereto, and Acquiom Agency Services LLC, as Administrative Agent, as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time in accordance with the terms thereof and (ii) any other credit facilities, indentures or financing arrangements of the Company or its Subsidiaries that replace, increase or refinance the foregoing.

“Series A Preferred Stock” has the meaning set forth in Section 2.02.

“Series A Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date, by and among the Company and the investors party thereto, as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time in accordance with the terms thereof.

“Stated Value” means, at any date of determination, and with respect to each outstanding share of Series A Preferred Stock, $1,000.00 (adjusted as appropriate (as determined by the Board of Directors in good faith) in the event of any stock dividend, redemption, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock).

“Stock” of any Person means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether Voting Stock or non-voting.

“Stock Appreciation Amount” means an amount equal to the product of (x) the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Redemption Notice Date multiplied by (y) the Repurchased Shares.

“Stock Price Premium” means, as of any applicable Redemption Notice Date, an amount equal to (a) if any applicable Redemption Notice Date occurs on or prior to the first anniversary of the Closing Date, an amount equal to (1) the product of (i) 5% multiplied by (ii) an amount equal to (x) the Stock Appreciation Amount minus (y) the Stock Repurchase Amount (such amount pursuant to this clause (ii), the “Total Stock Appreciation Amount”), minus (2) any Fees (as defined in the Series A Purchase Agreement) received with respect to the shares of Series A Preferred Stock; and (b) if any applicable Redemption Notice Date occurs after the first anniversary of the Closing Date, the Total Stock Appreciation Amount; provided that in no event will the Stock Price Premium pursuant to this clause (b) result in an aggregate IRR (taken together with the rest of the Redemption Price and all other cash or shares of Common Stock previously or concurrently received in respect of any share of Series A Preferred Stock) greater than 18% on any share of Series A Preferred Stock (calculated using the dates of issuance of any such share of Series A Preferred Stock). Notwithstanding the foregoing, if the Stock Price Premium is less than zero, the Stock Price Premium will be deemed to equal zero.

“Stock Repurchase Amount” means an amount equal to the product of (a) the total consideration paid by the Company or any of its Subsidiaries for the Repurchased Shares, including any broker or other fees paid to any investment banks, brokers or other agents in connection with the repurchase multiplied by (b) (i) if the applicable Redemption Date occurs on or prior to the first anniversary of the Closing Date, 120%, (ii) if the applicable Redemption Date occurs after the first anniversary of the Closing Date, but prior to or on the second anniversary of the Closing Date, 125%, (iii) if the applicable Redemption Date occurs after the second anniversary of the Closing Date, but prior to or on the third anniversary of the Closing Date, 130%, (iv) if the applicable Redemption Date occurs after the third anniversary of the Closing Date, but prior to or on the fourth anniversary of the Closing Date, 145%, and (v) if the applicable Redemption Date occurs after the fourth anniversary of the Closing Date, 160%.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters ended on or prior to such time (taken as one accounting period).

“Total Debt” means, as of any date of determination, the sum of (x) aggregate principal amount of Debt of the Company and its Subsidiaries outstanding on such date (without duplication), plus (y) the aggregate liquidation preference of any Preferred Stock ranking senior to the Series A Preferred Stock of the Company and its Subsidiaries (without duplication) outstanding on such date. Notwithstanding the foregoing, Total Debt shall not include the Aircraft Indebtedness of the Aircraft SPV or Aircraft SPV Holdco.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company in connection with the Transactions.

“Trading Day” means a day on which (a) there is no Market Disruption Event; and (b) trading in the Common Stock generally occurs on The Nasdaq Global Market or, if the Common Stock is not then listed on The Nasdaq Global Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, provided, however, that if the Common Stock is not traded on any such exchange, association or market, “Trading Day” means any Business Day.

“Transactions” means the issuance of the Series A Preferred Stock, the payment of Transaction Expenses, other related transactions and the consummation of any other transaction in connection with the foregoing.

“Trigger Event” has the meaning set forth in Section 8.01.

“Voluntary Redemption” has the meaning set forth in Section 3.07(b).

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “PLBY <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

Section 1.02.             Rules of Construction. Unless the context otherwise requires or otherwise specified herein:

(a)                the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;

(b)                the term “including” is by way of example and not limitation;

(c)                in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(d)                the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(e)                section headings herein are included for convenience of reference only;

(f)                 the word “or” is not exclusive;

(g)                the word “will” shall be interpreted to express a command;

(h)                provisions apply to successive events and transactions;

(i)                 unless the context otherwise requires, references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)                 any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time;

(k)                references to a Person also include its permitted assigns and successors;

(l)                 unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Certificate of Designation;

(m)              the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;

(n)                all references to $, currency, monetary values and dollars set forth herein mean U.S. dollars;

(o)                words used herein implying any gender shall apply to both genders;

(p)                the principal amount of any non-interest bearing Debt or other discount security constituting Debt at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(q)                any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity);

(r)                 a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered;

(s)                 any financial ratios required to be satisfied in order for a specific action to be permitted under this Certificate of Designation shall be calculated by dividing the appropriate numerator by the appropriate denominator, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number);

(t)                 when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest, dividends, premium or fees, as the case may be; and

(u)                the parties to this Certificate of Designation acknowledge and agree that (a) each party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Certificate of Designation, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting party will not be used to interpret this Certificate of Designation and (c) the provisions of this Certificate of Designation will be construed without regard to which party was generally responsible for the preparation of this Certificate of Designation.

Section 1.03.             Acts of Holders.

(a)                Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation entitled to be given or taken by the requisite Holders as set forth herein may be embodied in and evidenced by one or more instruments signed by the Holders or such Holder, as applicable. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.

(b)                The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deems sufficient.

(c)                Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any share of Series A Preferred Stock shall bind every future Holder of the same share of Series A Preferred Stock and the Holder of every share of Series A Preferred Stock issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon the certificate representing such share of Series A Preferred Stock, unless such consent is revoked by the Holder in accordance with Section 9.03 hereof.

(d)                The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 10 days prior to the first solicitation of such consent.

(e)                Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular share of Series A Preferred Stock may do so with regard to all or any part of the Liquidation Preference of such share of Series A Preferred Stock or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Liquidation Preference. Any notice given or action taken by a Holder or its agents with regard to different parts of such Liquidation Preference pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

Section 1.04.             Effect of Covenants. For the avoidance of doubt, the covenants set forth in Article V shall only apply at a time when the Series A Preferred Stock remains outstanding and shall cease to apply when all shares of Series A Preferred Stock are no longer outstanding.

Section 1.05.             Accounting Terms and Principles. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If any change in GAAP results in a change in the interpretation of related provisions of this Certificate of Designation, then if the Company shall request an amendment to such provisions of this Certificate of Designation, then the Company and the Holders agree to negotiate an amendment to such provisions of this Certificate of Designation so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such change in GAAP as if such change had not been made. Until the Company and the Holders have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP.

Article II

DIVIDENDS; DESIGNATION

Section 2.01.             Dividends. (a) From and after the respective dates of issuance of shares of Series A Preferred Stock, Holders of such shares of Series A Preferred Stock shall be entitled to receive in respect of each such share, if, as and when declared by the Board of Directors, from time to time, cumulative dividends accruing on a daily basis from, and including, such date of issuance, at the Dividend Rate on the Compounded Liquidation Preference of such share from time to time. Dividends will be payable in cash or, to the extent permitted by Law and applicable stock exchange rules, and to the extent (i) the Liquidity Conditions are satisfied with respect to any such shares of Common Stock and (ii) such shares of Common Stock are listed on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or any other nationally or internationally recognized stock exchange, in shares of Common Stock, or any combination thereof, at the Company’s election, which shares shall be valued for such purpose at the Average Price; provided that the Company will not be permitted to pay any such dividends in shares of Common Stock to the extent that any such payment would result in a Holder beneficially owning in excess of 9.9% of the then-outstanding shares of Common Stock; which limit shall be waivable or increased by any such Holder upon 61 days’ prior written notice to the Company. Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of twelve 30-day months. Whether or not declared, to the extent any such dividends are not paid in cash or, if applicable, shares of Common Stock, on any applicable Quarter End Date, such dividends shall compound on each Quarter End Date and shall be added to the Liquidation Preference. The Company shall give notice to Holders of any election to pay any dividends in shares of Common Stock and the portions of such payment that will be made in cash and in shares of Common Stock, if applicable, not less than five days and not more than 30 days prior to the applicable Quarter End Date for such dividend (the “Dividend Notice Date”); provided that if the Company does not provide timely notice of this election, the Company will not be permitted to pay any such dividends in shares of Common Stock.

(b)                All Dividends and compounded amounts on the Series A Preferred Stock are prior to and in preference over any dividend on any Common Stock or other Equity Interests of the Company and shall be declared and fully paid (including, for the avoidance of doubt, by compounding and being added to the Liquidation Preference) before any dividends are declared and paid, or any other distributions are made, on any Common Stock or other Equity Interests of the Company.

Section 2.02.             Designations; Ranking. A total of 50,000 shares of Preferred Stock, par value $0.0001 per share, of the Company, shall be designated as a series known as Series A Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock shall rank senior and in priority of payment to the Common Stock and any other existing Equity Interests of the Company in any dissolution, liquidation or winding up of the Company. Shares of Series A Preferred Stock may be issued from time to time pursuant to and in accordance with the terms and conditions of the Series A Securities Purchase Agreement. So long as any shares of Series A Preferred Stock are outstanding, no dividends or distributions on, or purchases or redemptions of, Common Stock shall be paid, declared or made, except as permitted under this Certificate of Designation.

Article III

REDEMPTION

Section 3.01.             Notices to Holders. If the Company elects to redeem the Series A Preferred Stock pursuant to Section 3.07 hereof or is required to redeem the Series A Preferred Stock pursuant to Section 3.08 hereof, it shall give to each Holder a notice in accordance with Section 3.03 hereof.

Section 3.02.             Selection of Series A Preferred Stock to Be Redeemed.

(a)                Other than in the case of a Mandatory Redemption, if less than all of the Series A Preferred Stock are to be redeemed at any time, the Series A Preferred Stock of all Holders shall be redeemed, on a pro rata basis in proportion to the aggregate Liquidation Preference of all Series A Preferred Stock held by each Holder on the date of the notice of redemption issued pursuant to Section 3.03.

(b)                Provisions herein that apply to shares of Series A Preferred Stock called for redemption may apply to all or less than all shares of Series A Preferred Stock called for redemption. Any redemption of Series A Preferred Stock shall constitute a reduction in the aggregate Liquidation Preference of Series A Preferred Stock.

Section 3.03.             Notice of Redemption. The Company shall deliver electronically, mail or cause to be mailed by first class mail, postage prepaid a notice of redemption (a “Redemption Notice”) not less than five days and not more than 30 days before the Redemption Date (the date of such notice, the “Redemption Notice Date”) to each Holder of shares of Series A Preferred Stock to be redeemed.

The notice shall identify the Series A Preferred Stock to be redeemed and shall state:

(i)                 the section of this Certificate of Designation pursuant to which the redemption shall occur;

(ii)              the Liquidation Preference of the Series A Preferred Stock to be redeemed;

(iii)            the Redemption Date;

(iv)             the Redemption Price, including the portion of such Redemption Price to be paid in shares of Common Stock, if any;

(v)               if the Company is not permitted by Law to redeem all of the Series A Preferred Stock required to be redeemed or if the Series A Preferred Stock is to be redeemed in part only (subject to applicable proration based on the aggregate Liquidation Preference of the Series A Preferred Stock), the portion of the Liquidation Preference of the Series A Preferred Stock to be redeemed and that, after the Redemption Date and upon surrender of any certificates representing such Series A Preferred Stock, a new certificate for such Series A Preferred Stock, which shall have a Liquidation Preference equal to the unredeemed portion of the original Series A Preferred Stock, will be issued in the name of the Holder upon cancellation of any certificate representing such Series A Preferred Stock prior to such Redemption Date; and

(vi)             if such redemption is a Voluntary Redemption, any condition to such redemption.

A Voluntary Redemption (and solely a Voluntary Redemption) may, at the Company’s discretion, be subject to one or more conditions precedent, and, if a Voluntary Redemption is subject to the satisfaction of one or more conditions precedent, the notice of such redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person; provided, that the Company shall remain liable to any failure by such Person to pay such Redemption Price or perform such obligations.

Section 3.04.             Effect of Notice of Redemption. The Company shall have the right to revoke and withdraw a Redemption Notice delivered to the Holders in accordance with Section 3.03 hereof prior to the Redemption Date set forth in such Redemption Notice only in the event that any or all conditions precedent relating to such Voluntary Redemption have not been satisfied or waived by such Redemption Date. The notice, if delivered in accordance with Section 10.01 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any share of Series A Preferred Stock designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other share of Series A Preferred Stock.

Section 3.05.             Deposit of Redemption Price.

(a)                The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds or, if applicable, as set forth in Section 3.05(b) below, shares of Common Stock, or any combination thereof, at the Company’s election, to the respective Holders on the applicable Redemption Date. Prior to 2:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money or shares of Common Stock, if applicable, sufficient to pay the Redemption Price of all Series A Preferred Stock of such Holder to be redeemed on that Redemption Date. Each such Holder shall promptly return to the Company any money or shares of Common Stock, if applicable, deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of all Series A Preferred Stock of such Holder to be redeemed.

(b)                To the extent permitted by Law and applicable stock exchange rules, and to the extent (i) the Liquidity Conditions are satisfied with respect to any such shares of Common Stock and (ii) such shares of Common Stock are listed on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or any other nationally or internationally recognized stock exchange, the Company may elect to pay all or any portion of the Redemption Price in shares of Common Stock, which shares shall be valued for such purpose at the Average Price; provided that the Company will not be permitted to pay any such Redemption Price in shares of Common Stock to the extent that any such payment would result in a Holder (together with any Affiliates or other Persons who are members of a “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) with the Holder) beneficially owning in excess of 9.9% of the then-outstanding shares of Common Stock; which limit shall be waivable or increased by any such Holder upon 61 days’ prior written notice to the Company. Notwithstanding the foregoing, if the Company does not provide timely notice of the election to pay all or any portion of the Redemption Price in shares of Common Stock pursuant to Section 3.03, the Company will be deemed to have elected to pay the relevant Redemption Price in cash.

(c)                If the Company complies with the provisions of the preceding clause (a), on and after the Redemption Date, dividends shall cease to accrue on the Series A Preferred Stock or the portions of Series A Preferred Stock called for redemption.

Section 3.06.             Series A Preferred Stock Redeemed in Part. Upon surrender of any Series A Preferred Stock certificate that is redeemed in part, the Company shall issue a new Series A Preferred Stock certificate representing Series A Preferred Stock equal in Liquidation Preference to the unredeemed portion of the Series A Preferred Stock surrendered.

Section 3.07.             Voluntary Redemption.

(a)                At any time from and after the Closing Date, the Company may on one or more occasions redeem all (or a part, in accordance with Section 3.02) of the outstanding shares of Series A Preferred Stock held by the Holders on a pro rata basis, upon written notice as described under Section 3.03 hereof for an amount per share equal to the Redemption Price paid in cash or, if permitted pursuant to Section 3.05(b), shares of Common Stock, or any combination thereof, at the Company’s election, on the Redemption Date set forth in the notice required under Section 3.03.

(b)                Any redemption pursuant to this Section 3.07 (any such redemption, a “Voluntary Redemption”) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(c)                In addition to any redemption pursuant to this Section 3.07, the Company may at any time and from time to time purchase Series A Preferred Stock in privately negotiated transactions.

Section 3.08.             Mandatory Redemption.

(a)                Subject to the terms of this Section 3.08, on September 30, 2027, or upon any Change of Control, the Company shall redeem for cash or, if permitted pursuant to Section 3.05(b), shares of Common Stock, or any combination thereof, at the Company’s election, all of the then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the applicable Redemption Date (“Mandatory Redemption”). Notwithstanding anything to the contrary, Holders shall only receive the Redemption Price upon a Mandatory Redemption in connection with a Change of Control if the Obligations under the Senior Credit Agreement have been paid in full.

(b)                If, upon a Mandatory Redemption, the Company does not have surplus for the redemption of all outstanding shares of Series A Preferred Stock, and the Company is not permitted to pay the Redemption Price in shares of Common Stock pursuant to Section 3.05(b), the Company shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such surplus, based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Stock to be redeemed if the Company’s surplus was sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the Company has surplus therefor. At any time thereafter when additional surplus is available for the redemption of the Series A Preferred Stock, such surplus will immediately be used to redeem the balance of the Series A Preferred Stock.

Section 3.09.             No Conversion. The Series A Preferred Stock shall not be convertible into any other securities of the Company.

Article IV

REPORTS

Section 4.01.             Reports.

(a)                So long as any shares of Series A Preferred Stock are outstanding, the Company will send to the Holders copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Holders any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Holders at the time such report is so filed via the EDGAR system (or such successor).

(b)                To the extent any information is not provided within the time periods specified in Section 4.01 and such information is subsequently provided, the Company shall be deemed to have satisfied its obligations with respect thereto at such time and any Trigger Event with respect thereto shall be deemed to have been cured.

Article V

COVENANTS

Section 5.01.             Debt/Preferred Stock. The Company will not, and will not permit its Subsidiaries to create, incur, assume, or guarantee any Debt or issue any Preferred Stock ranking pari passu or senior to the Series A Preferred Stock unless, after giving pro forma effect to the incurrence or issuance of such Debt or Preferred Stock, as applicable, the Leverage Ratio (calculated without giving effect to the Liquidation Preference of the Series A Preferred Stock) would be equal to or less than or equal to 6.50 to 1.00 (excluding the incurrence of (i) any refinancing Debt in respect thereof existing on the Closing Date, (ii) letters of credit and (iii) Capital Leases).

Section 5.02.             When the Company May Merge, Etc. The Company shall not consolidate, amalgamate or merge with or into any other entity unless (A) (a) it is the continuing entity (in the case of a merger or amalgamation), or (b) if it is not the continuing entity, the successor entity formed by such consolidation or amalgamation or into which it is merged (the “Successor Entity”) is a corporation organized and existing under the laws of the United States of America or any state thereof, or the District of Columbia and, in each case, such Successor Entity expressly assumes all obligations of the Company under this Certificate of Designation and the Series A Preferred Stock or (B) the Company elects to redeem all (but not less than all) of the Series A Preferred Stock pursuant to Section 3.07.

Section 5.03.             Restricted Payments. The Company will not make any Restricted Payments other than (i) the repurchase or other acquisition of Common Stock of the Company or a Subsidiary made in an amount not to exceed the net proceeds of the sale of the Series A Preferred Stock or (ii) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Common Stock of the Company held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor.

Section 5.04.             Organizational Documents. The Company will not amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company in a manner that is adverse to the Holders or the organizational documents of any of the Subsidiaries in a manner that is materially adverse to Holders.

Section 5.05.             Anti-Layering. The Company will not (A) incur or issue or allow any Subsidiary of the Company that is a direct or indirect parent of Holdings (or any such Subsidiary that is the immediate parent of the Playboy Enterprises, Inc.) (each such Person, an “Intermediate Holdings”) to incur or issue any Debt or Preferred Stock or (B) fail to maintain Playboy Enterprises, Inc. as direct or indirect wholly-owned subsidiary of the Company.

Section 5.06.             Business Operations. The Company will not conduct, transact or otherwise engage in any business or operations other than (A) the direct or indirect ownership and/or acquisition of the Equity Interests of any Subsidiary, (B) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (C) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Company and its Subsidiaries, (D) the performance of its obligations under and in connection with this Certificate of Designation and any documentation governing any Series A Preferred Stock issued in compliance with this Certificate of Designation and the other agreements and transactions contemplated thereby and hereby, (E) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Certificate of Designation, including the costs, fees and expenses related thereto, (F) making any Restricted Payment or dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by this Certificate of Designation, or any Investment in any Restricted Subsidiary (including, for the avoidance of doubt, the acquisition thereof), (G) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (H) providing indemnification to officers and members of the Board of Directors, (I) activities incidental to the consummation of the Transactions, (J) any action permitted pursuant to Section 6.13 of the Senior Credit Agreement as in effect on the Closing Date without giving effect to any subsequent modification and (H) activities incidental to the businesses or activities described in clauses (A) to (J) of this Section 5.06. For so long as any Series A Preferred Stock is outstanding, the Company and each Intermediate Holdings shall own, directly or indirectly, all of the outstanding Equity Interests of Playboy Enterprises, Inc.

Section 5.07.             Reorganization Events. In the event of (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, securities or other property of another Person, (ii) any reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into securities of another Person or (iii) the conveyance, sale, lease, assignment, transfer or other disposition of all or substantially all of the Company’s assets or other properties (taken as a whole) (a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to all the other terms hereof, remain outstanding unless redeemed in accordance with this Certificate of Designation in connection with such Reorganization Event; provided, that in no event will the Company enter into or effect any such Reorganization Event if it would materially and adversely affect the rights of Holders. This provision shall similarly apply to successive Reorganization Events. To the extent that the Company is not the surviving or resulting entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not consummate any such transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for the assumption of the obligations of the Company by such surviving or resulting entity in such Reorganization Event in accordance with this provision.

For the avoidance of doubt, any of the actions prohibited by or taken in contravention of the provisions herein, including but not limited to Article V, shall be ultra vires, null and void ab initio and of no force or effect. Further, the Company and its Subsidiaries shall not, by amendment, alteration or repeal of this Certificate of Designations (whether by merger, consolidation, operation of Law, or otherwise) or through any transaction that would trigger a Redemption, any Change of Control or any other reorganization, recapitalization, transfer of assets, amalgamation, consolidation, merger, dissolution, Disposition, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Company or any of its Subsidiaries.

Article VI

TAX

Section 6.01.             Tax.

(a)                The Company may deduct and withhold, or cause to be deducted and withheld, any amounts required to be deducted and withheld under applicable Law with respect to the Series A Preferred Stock (and may set off any such amounts required to be deducted and withheld against any dividends, distributions or other payments on the Series A Preferred Stock).

(b)                The Series A Preferred Stock is intended to be treated as “stock” within the meaning of section 305 of the Code and the Treasury Regulations promulgated thereunder (the “Intended Preferred Stock Tax Treatment”).

(c)                Each Holder of Series A Preferred Stock shall provide the Company with a properly completed IRS Form W-9 (and any applicable successor form reasonably requested by the Company) prior to acquiring its Series A Preferred Stock.

Article VII

TRANSFERS

Section 7.01.             Transfers.

(a)                A Holder of Series A Preferred Stock may transfer any share of Series A Preferred Stock to a Person pursuant to a Permitted Transfer at any time; provided, that, notwithstanding anything to the contrary in this Certificate of Designation, the transferee that has received such Series A Preferred Stock pursuant to such Permitted Transfer shall provide the Company with a properly completed IRS Form W-9 (and any applicable successor form reasonably requested by the Company) prior to completing such Permitted Transfer.

(b)                Upon the surrender of any certificate, if then certificated, representing Series A Preferred Stock, the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five (5) Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing Series A Preferred Stock with an aggregate Stated Value of the Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and the shares represented thereby will have the Stated Value applicable to the shares of Series A Preferred Stock represented thereby (provided, that if such registered holder is different than such requesting holder, such registration in the name of the new registered holder will be contingent on the consummation of a Permitted Transfer). The issuance of new certificates will be made without charge to the Holders of the Series A Preferred Stock, and the Company shall pay for any cost incurred by the Company in connection with such issuance; provided that the Company shall not pay for any documentary, stamp or similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 7.01. All transfers and exchanges of the Series A Preferred Stock will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 7.01.

(c)                Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Stock, if applicable, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(d)                Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the Series A Preferred Stock, if applicable, will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, and agreements to which the Company and all of the Holders of Series A Preferred Stock in their capacity as Holders are subject, if any.

(e)                Notwithstanding anything to the contrary herein, no transfer by any Holder of Series A Preferred Stock shall be permitted unless such transfer is made in compliance with the Series A Securities Purchase Agreement and all applicable securities laws.

Article VIII

TRIGGER EVENTS AND REMEDIES

Section 8.01.             Trigger Events. A “Trigger Event” wherever used herein, means any breach in any material respect by the Company of its obligations, covenants, representations, warranties or agreements (including a failure to redeem Series A Preferred Stock when required pursuant to this Certificate of Designation) in each case in this Certificate of Designation or the Series A Securities Purchase Agreement and, in the case of any such breach that is capable of being cured other than a breach pursuant to Section 5.01, Section 5.02 or Section 5.03 or breach of any payment obligations of the Company, such breach continues for 30 days following the earlier of (a) written notice to the Company by the Holders of such breach or (b) a Responsible Officer of the Company having actual knowledge of the occurrence of such breach. Promptly, and in any event three Business Days of the time any Responsible Officer of the Company has actual knowledge of the occurrence of a Trigger Event, breach or any other default hereunder, the Company shall give notice to all the Holders thereof.

Section 8.02.             Waiver of Past Defaults. A Holder Majority, by written notice to the Company, may on behalf of the Holders of all of the Series A Preferred Stock waive any existing Default and its consequences hereunder (except as provided in Section 9.02(b)). Upon any such waiver, such Default shall cease to exist, and unless otherwise provided in such waiver, any Trigger Event arising therefrom shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Article IX

VOTING; AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.             Voting Rights. The Holders, except as otherwise required under Law or as expressly set forth in this Certificate of Designation, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Company.

Section 9.02.             With Consent of Holders.

(a)                Subject to Section 9.02(b) below, no (i) amendment, modification, supplement or waiver of any of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders, (ii) waiver, in whole or in part, of any Default and its consequences hereunder and (iii) waiver, in whole or in part, any existing Default or Trigger Event, shall be made or given effect without the vote or written consent (including any consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Series A Preferred Stock) of the Holder Majority.

(b)                In addition to Section 9.02(a) above, no amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders shall be made or given effect without the vote or written consent of (x) in the case of clauses (i) through (iii), each Holder affected thereby (as to the Series A Preferred Stock held by such affected Holder) and (y) in the case of clause (iv), all Holders, to the extent that the same shall:

(i)                 reduce the Liquidation Preference or Redemption Price of any such share of Series A Preferred Stock;

(ii)              waive a Default in the payment of the Liquidation Preference or Redemption Price of the Series A Preferred Stock;

(iii)            make any change to this Article IX that is materially adverse to the Holders;

(iv)             make any change to Section 3.02 or Section 3.07 regarding the pro rata treatment of all Holders in connection with any redemption referred to therein; or

(v)               make any change in voting percentages of the Holders or the definition of Holder Majority.

(c)                No amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) to the Certificate of Incorporation or the Bylaws of the Company (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified, in whole or in part, from time to time, the “Bylaws”) that would materially and adversely affect the Holders shall be made or effected without the vote or written consent of the Holder Majority.

(d)                Promptly, and in no event later than three Business Days, after an amendment, supplement or waiver under this Section 9.01 becomes effective, the Company shall give the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03.             Revocation and Effect of Consents. Until an amendment, modification, supplement or waiver under Section 9.01 becomes effective, a consent to it by a Holder shall represent the consent of the Holder and every subsequent Holder of a share of Series A Preferred Stock or portion of a share of Series A Preferred Stock that evidences the same share as the consenting Holder’s Series A Preferred Stock, even if notation of the consent is not made on any certificate representing a share of Series A Preferred Stock. However, unless such a consent otherwise provides in accordance with Law, any such Holder or subsequent Holder may revoke the consent as to its share of Series A Preferred Stock to the fullest extent permitted by Law. Such an amendment, modification, supplement or waiver shall bind every Holder.

Article X

MISCELLANEOUS

Section 10.01.         Notices. Any notice or other communication required or permitted to be given to any party under this Certificate of Designation will be in writing and delivered by (a) email or (b) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:

If to the Company:

PLBY Group, Inc.

10960 Wilshire Boulevard, Suite 2200

Los Angeles, California 90024

Attn: Chris Riley

Email: criley@plbygroup.com

With a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas 10020

New York, NY

Attention: Jason Silvera and Peter Sluka

E-mail: jason.silvera@lw.com; and

peter.sluka@lw.com

Notice or other communication pursuant to this Section 10.01 will be deemed given in accordance with Section 232 of the DGCL, except that any notice or communication given by email transmission on a non-Business Day or on any Business Day after 5:00 p.m., New York City time, or by overnight delivery on a non-Business Day will be deemed to have been given at 9:00 a.m., New York City time, on the next Business Day.

Section 10.02.         Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by, or ineffective or invalid under, applicable Law, then such provision will be prohibited, ineffective or invalid only to the extent of such prohibition, ineffectiveness or invalidity, without prohibiting, invalidating or otherwise affecting the remaining provisions hereof.

Section 10.03.         Governing Law. This Certificate of Designation and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Certificate of Designation, or the negotiation, adoption or performance of this Certificate of Designation (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Certificate of Designation or as an inducement to enter into this Certificate of Designation), shall be governed by and enforced in accordance with the Laws of the State of Delaware, including its statutes of limitations, without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

Section 10.04.         Rights and Remedies of Holders.

(a)                The various provisions set forth under this Certificate of Designation are for the benefit of the Holders and will be enforceable by them, including by one or more actions for specific performance.

(b)                Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 16th day of May, 2022.

THE COMPANY:

PLBY GROUP, INC.

By:	/s/ Chris Riley
Name: Chris Riley
Title: General Counsel and Secretary

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

Appendix I

Restrictive Legend to the Series A Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN ARTICLE VII OF THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”) AND THE SERIES A SECURITIES PURCHASE AGREEMENT BY AND AMONG PLBY GROUP, INC. (THE “COMPANY”) AND CERTAIN HOLDERS OF COMPANY’S SECURITIES PARTY THERETO. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION AND THE SERIES A SECURITIES PURCHASE AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATION AND THE SERIES A SECURITIES PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.